Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-249375 and 333-260253) and Form S-3 (Nos. 333-284493, 333-239939 and 333-264809) of Boxlight Corporation of our reports dated March 28, 2025, with respect to the consolidated financial statements of Boxlight Corporation, included in this Annual Report on Form 10-K for the year ended December 31, 2024. Our report contains an explanatory paragraph describing conditions that raise substantial doubt about Boxlight Corporation's ability to continue as a going concern as described in Note 1 to the consolidated financial statements.

/s/ Forvis Mazars, LLP

Atlanta, Georgia
March 28, 2025